Exhibit 10.1

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that the Company treats as private or confidential.

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

THIS CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”) is entered into and effective as of the date it has been fully executed and dated below by all Parties (the “Effective Date”) by and among BIOTRONIK SE & CO. KG (“Biotronik”) and VASCOMED GMBH (collectively, the “BIO Parties”), on the one hand, and ACUTUS MEDICAL, INC. (“Acutus”), on the other hand. The BIO Parties and Acutus are herein referred to jointly as the “Parties” and each individually as a “Party.”

WHEREAS, on July 2, 2019, the BIO Parties and Acutus entered into the License and Distribution Agreement (the “LDA”);

WHEREAS, on May 11, 2020, Acutus and Biotronik entered into the Global Alliance for Biotronik Product Distribution Agreement, and on May 25, 2020, Acutus and Biotronik entered into the Global Alliance for Acutus Product Distribution Agreement, as amended (collectively, the “Distribution Agreements”);

WHEREAS, on June 3, 2021, Acutus and Biotronik entered into the Feasibility and Development Agreement (the “F&D Agreement”);

WHEREAS, on April 19, 2022, Biotronik and Acutus entered into the Manufacturing and Supply Agreement (the “MSA”, and together with the LDA, the Distribution Agreements, and the F&D Agreement, the “Relevant Agreements”);

WHEREAS, on February 16, 2024, the BIO Parties commenced an arbitration against Acutus captioned Biotronik SE & Co. KG et al. v. Acutus Medical, Inc. with the International Centre for Dispute Resolution of the American Arbitration Association (“ICDR”), ICDR Case No. 01-24-0000-7585, alleging certain breaches of the Relevant Agreements (the “Arbitration”); and

WHEREAS, following a two-day mediation (the “Mediation”), the parties entered into a non-binding term sheet, dated July 17, 2024, in which they agreed to use their best efforts to enter into a settlement agreement resolving their dispute and incorporating certain agreed-upon terms;

NOW THEREFORE, in consideration of the below mutual covenants and agreements, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1.   Initial Payments and Treatment of Outstanding Invoices.

(a)  Acutus will pay or cause to be paid to Biotronik Two Million Five Hundred Eighty-Three Thousand Five Hundred United States Dollars ($2,583,500) (the “Settlement Payment”) by no later than fifteen (15) calendar days after the Effective Date.

(b)  The Parties agree that all outstanding invoices and purchase orders issued by any Party pursuant to any of the Relevant Agreements are hereby deemed cancelled and void, except that, in accordance with the Parties’ wind-down discussions in November 2023, Acutus will pay or cause to be paid to Biotronik Thirty-Two Thousand Five Hundred United States Dollars ($32,500) for facilitating the return of thirteen Acutus-owned rental consoles (the “Invoice Payment,” and together with the Settlement Payment, the “Initial Payments”) by no later than fifteen (15) calendar days after the Effective Date.

(c)  Payment of the Initial Payments and any other payments required to be made to Biotronik pursuant to this Agreement shall be made by wire transfer of immediately available funds pursuant to the following wire instructions (the “Wire Instructions”), which shall be verbally confirmed with the BIO Parties’ counsel, Mayer Brown LLP, prior to sending any wire:

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Section 2.   Contingent Payments.

(a)  Definition of Change of Control. “Change of Control” means, with respect to Acutus, any of the following events:

i.  any person, entity, or group other than the BIO Parties becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the capital stock then outstanding of Acutus normally entitled to vote in elections of directors;

ii.  Acutus consolidates with or merges into another entity, or any entity consolidates with or merges into Acutus, in either event pursuant to a transaction or series of related transactions following which more than fifty percent (50%) of the total voting power of the capital stock outstanding of the surviving entity, or its ultimate parent entity, normally entitled to vote in elections of directors is not held by persons or entities who held the outstanding shares of Acutus immediately preceding such consolidation or merger; or

iii.  Acutus conveys, transfers, leases or assigns all or substantially all of its assets to any person or entity other than the BIO Parties, whether resulting from merger, acquisition, consolidation, or otherwise.

For purposes of this definition of “Change of Control,” references to (1) “beneficial ownership” (and other correlative terms) means beneficial ownership as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (collectively, the “Exchange Act”) and (2) “group” means group within the meaning of Section 13(d) of the Exchange Act and the rules of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof.

(b)  Definition of Competitive Company. “Competitive Company” means any of the following entities and their respective affiliates, parents, and subsidiaries, as defined in the LDA: [***]

(c)  Payment Based on Qualifying Asset Sale. Excluding any transaction made in the course of a bankruptcy proceeding or otherwise pursuant to any Debtor Relief Law or a Change of Control, in the event that Acutus sells, conveys, transfers, or assigns any particular asset to any person or entity in exchange for consideration for such asset valued at Seventy-Five Thousand United States Dollars ($75,000) or more (a “Qualifying Asset Sale”), Acutus will pay or cause to be paid to Biotronik an amount equal to fifty percent (50%) of the cash consideration received by Acutus, its affiliates, and/or its shareholders in connection with the Qualifying Asset Sale within thirty (30) calendar days of the close of the Qualifying Asset Sale. The payment to Biotronik shall be made by wire transfer of immediately available funds pursuant to the Wire Instructions. For purposes hereof, “Debtor Relief Law” means the Bankruptcy Code of the United States or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

(d)  Payment Based on Change of Control Involving a Competitive Company.

i.  In the event of the first Change of Control of Acutus involving a Competitive Company (including, but not limited to, a Change of Control involving a Competitive Company that occurs after a Change of Control not involving a Competitive Company), then within thirty (30) calendar days of the close of the Change of Control transaction, Acutus will pay or cause to be paid to Biotronik the following amounts by wire transfer of immediately available funds pursuant to the Wire Instructions:

1.  Eight Million United States Dollars ($8,000,000), representing an amount equal to the unpaid milestone payments under the LDA; and

2.  five percent (5%) of the aggregate upfront consideration received by Acutus, its affiliates, and/or its shareholders in connection with the Change of Control of Acutus, not to exceed Twenty-Four Million Nine Hundred Sixty-Seven Thousand Three Hundred Twenty United States Dollars ($24,967,320) (such amount, the “Agreed Upfront Consideration”).

ii.  Following such first Change of Control of Acutus involving a Competitive Company, each time Acutus, its affiliates, or its shareholders receive additional consideration (beyond the upfront consideration) in connection with such first Change of Control involving a Competitive Company and the Agreed Upfront Consideration is less than Twenty-Four Million Nine Hundred Sixty-Seven Thousand Three Hundred Twenty United States Dollars ($24,967,320), then within thirty (30) calendar days of the receipt of additional consideration by Acutus, its affiliates, and/or its shareholders, Acutus will pay or cause to be paid to Biotronik the following amount by wire transfer of immediately available funds pursuant to the Wire Instructions, if such amount is greater than zero (each such payment, an “Agreed Additional Payment”):

1.  the lesser of (x) five percent (5%) of the aggregate consideration received by Acutus, its affiliates, and/or its shareholders in connection with such first Change of Control involving a Competitive Company, and (y) Twenty-Four Million Nine Hundred Sixty-Seven Thousand Three Hundred Twenty United States Dollars ($24,967,320); minus

2.  the Agreed Upfront Consideration plus each prior Agreed Additional Payment.

iii.  Following Biotronik’s receipt of all payments due under Section 2(d) of this Agreement in connection with the first Change of Control involving a Competitive Company, Biotronik’s right to any payment upon a Change of Control under Section 2(d) or 2(e) shall terminate and no payments will be triggered should any subsequent Change of Control occur.

(e)  Payment Based on Change of Control Not Involving a Competitive Company.

i.  Excluding any transaction made in the course of a bankruptcy proceeding or otherwise pursuant to any Debtor Relief Law or any transaction involving a Change of Control of Acutus in which the acquirer is an existing shareholder, which together with any affiliates holds more than 5% of Acutus’s stock as of the Effective Date, or an entity controlled by one or more of such existing shareholders, in the event of the first Change of Control of Acutus not involving a Competitive Company, then within thirty (30) days of the close of the Change of Control transaction, Acutus will pay or cause to be paid to Biotronik an amount equal to twenty-five percent (25%) of the aggregate cash consideration received by Acutus, its affiliates, and/or its shareholders in connection with the Change of Control by wire transfer of immediately available funds pursuant to the Wire Instructions (the “Non-Competitive COC Payment”).

ii.  Once the Non-Competitive COC Payment has been paid, Biotronik’s right to any payment upon a Change of Control under Section 2(e) of this Agreement will terminate and no payments will be triggered on the occurrence of any subsequent Change of Control not involving a Competitive Company. For the avoidance of doubt, after the payment of the Non-Competitive COC Payment, Biotronik will remain eligible to receive any payments due under Section 2(d) of this Agreement following the first Change of Control involving a Competitive Company.

(f)  Credit Agreement Exception. The Parties acknowledge and agree that any payments owed to Biotronik under Sections 2(c), 2(d), or 2(e) of this Agreement are subject to the terms of that certain Amended and Restated Credit Agreement, dated as of June 30, 2022, by and among Acutus, the Lenders from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association (the “Administrative Agent”) (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) and that no payments to Biotronik under Section 2(c), 2(d) or 2(e) of this Agreement will be made unless and until all obligations of Acutus under the Credit Agreement are paid and otherwise fulfilled and the Credit Agreement is terminated. For the avoidance of doubt, the Parties hereby acknowledge and agree that no payment or assumption of any principal, interest or other amount (or other satisfaction of any obligation) under, or in respect of, the Credit Agreement, upon acceleration or otherwise, shall constitute consideration payable in connection with a Change of Control or otherwise result in any amount being payable to Biotronik under Section 2(c), 2(d) or 2(e) of this Agreement. Without limiting the rights and remedies of the Lenders and the Administrative Agent under the Credit Agreement, the Parties hereby acknowledge and agree that the Lenders are express third party beneficiaries of this Agreement, with the right to enforce Section 2(f) of this Agreement (including, without limitation, by obtaining an injunction or other equitable relief) as if directly party to this Agreement.

Section 3.   No Admission of Liability. It is understood and agreed by the Parties that this Agreement is a settlement of disputed claims. The Parties agree that this settlement does not constitute an admission of liability or wrongdoing on the part of any Party as to any of the claims made in the Arbitration or any other conduct. Nor shall this Agreement constitute an admission by any Party of any fact or principle of law.

Section 4.   Dismissal With Prejudice. Within five (5) calendar days of Biotronik’s receipt of the Initial Payments, the Parties will direct their counsel to file the documents necessary to dismiss the Arbitration with prejudice and without costs to any Party, including, but not limited to, a Stipulation of Voluntary Dismissal With Prejudice in substantially the same form as Exhibit A to this Agreement. Each Party agrees to execute and deliver the documents necessary or reasonably requested to give effect to Section 4 of this Agreement.

Section 5.    Releases.

(a)  Effective immediately upon Biotronik’s receipt of the Initial Payments, the BIO Parties, on behalf of themselves and their parents, affiliates, subsidiaries, partners, members, administrators, successors, predecessors, assigns, transferees, executors, insurers, and trustees, and current and former officers, directors, shareholders, representatives, agents, employees, and attorneys, and any other person or entity who has the right, ability, standing or capacity to assert, prosecute or maintain on their behalf any of the BIO Parties Released Claims (hereinafter defined), whether in whole or in part (collectively, the “BIO Parties Releasors”), shall be deemed to release and forever discharge each of Acutus, together with any and all of Acutus’s parents, affiliates, subsidiaries, partners, members, administrators, insurers, sureties, successors, predecessors, assigns, transferees, executors, and trustees, and current and former officers, directors, shareholders, representatives, agents, employees, and attorneys (collectively, the “BIO Parties Releasees”) from and against any and all claims, demands, actions or causes of action, liabilities, debts, damages, or obligations of whatsoever kind, name, description or nature, be they contractual, equitable, tort or statutory, liquidated or unliquidated, or presently known or unknown to the Parties which the BIO Parties Releasors had, now have, or may claim to have against any of the BIO Parties Releasees from the beginning of time to the Effective Date, including, without limitation, any claims that were or could have been asserted in the Arbitration (collectively, the “BIO Parties Released Claims”); provided, however, that the BIO Parties Released Claims do not include any claims to enforce this Agreement.

(b)  Effective immediately upon Biotronik’s receipt of the Initial Payments, Acutus, on behalf of itself and its parents, affiliates, subsidiaries, partners, members, administrators, successors, predecessors, assigns, transferees, executors, insurers, and trustees, and current and former officers, directors, shareholders, representatives, agents, employees, and attorneys, and any other person or entity who has the right, ability, standing or capacity to assert, prosecute or maintain on their behalf any of the Acutus Released Claims (hereinafter defined), whether in whole or in part (collectively, the “Acutus Releasors,” and together with the BIO Parties Releasors, the “Releasors”), shall be deemed to release and forever discharge the BIO Parties, together with any and all of the BIO Parties’ parents, affiliates, subsidiaries, partners, members, administrators, insurers, sureties, successors, predecessors, assigns, transferees, executors, and trustees, and current and former officers, directors, shareholders, representatives, agents, employees, and attorneys (collectively, the “Acutus Releasees,” and together with the BIO Parties Releasees, the “Releasees”) from and against any and all claims, demands, actions or causes of action, liabilities, debts, damages, or obligations of whatsoever kind, name, description or nature, be they contractual, equitable, tort or statutory, liquidated or unliquidated, or presently known or unknown to the Parties which the Acutus Releasors had, now have, or may claim to have against any of the Acutus Releasees from the beginning of time to the Effective Date, including, without limitation, any claims that were or could have been asserted in the Arbitration (collectively, the “Acutus Released Claims,” and together with the BIO Parties Released Claims, the “Released Claims”); provided, however, that the Acutus Released Claims do not include any claims to enforce this Agreement.

(c)  AFTER CONSULTATION WITH COUNSEL, THE PARTIES EXPRESSLY WAIVE TO THE EXTENT THEY MAY APPLY, ANY AND ALL PROVISIONS, RIGHTS AND BENEFITS CONFERRED BY CALIFORNIA CIVIL CODE § 1542 AND ALSO BY ANY LAW OF ANY OTHER STATE OR TERRITORY OF THE UNITED STATES, OR PRINCIPLE OF FEDERAL OR COMMON LAW, WHICH IS SIMILAR, COMPARABLE, OR EQUIVALENT TO CALIFORNIA CIVIL CODE § 1542, WHICH SECTION READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

THE PARTIES ACKNOWLEDGE, AND THE RELEASORS BY OPERATION OF LAW SHALL BE DEEMED TO HAVE ACKNOWLEDGED, THAT THE INCLUSION OF UNKNOWN CLAIMS IN THE RELEASE WAS SEPARATELY BARGAINED FOR AND WAS AN ESSENTIAL ELEMENT OF THIS AGREEMENT.

(d)  The BIO Parties, on behalf of themselves and the BIO Parties Releasors, represent and warrant that (1) the BIO Parties Releasors are the legal owners of the BIO Parties Released Claims and (2) the BIO Parties Releasors have not assigned, and hereafter will not assign, any BIO Parties Released Claim.

(e)  Acutus, on behalf of itself and the Acutus Releasors, represents and warrants that (1) the Acutus Releasors are the legal owners of the Acutus Released Claims and (2) the Acutus Releasors have not assigned, and hereafter will not assign, any Acutus Released Claim.

Section 6.   Covenant Not to Sue. Effective immediately upon Biotronik’s receipt of the Initial Payments, each of the Parties covenants not to sue or file any action, complaint, charge, lawsuit, or arbitration in any forum against any of the Releasees based on any of the Released Claims.

Section 7.   Termination of the Relevant Agreements; Surviving Obligations. Effective immediately upon Biotronik’s receipt of the Initial Payments, each of the Relevant Agreements is deemed terminated, to the extent that it has not already been terminated or rescinded. For the avoidance of doubt, the Parties’ obligations concerning Later Acquired Acutus Patents (as that term is defined in the LDA) set out in Section 9.4(d) and Later Acquired Acutus Technology (as that term is defined in the LDA) set out in Section 13.3(b)(i) of the LDA shall survive.

Section 8.   Confidentiality and Non-Disparagement.

(a)  Except as expressly permitted below, (1) each Party will maintain in confidence the terms and conditions of this settlement and Agreement and any and all underlying communications and negotiations in connection with this settlement and Agreement; and (2) no Party shall make or approve of any press release, on-the-record statement, background statement, public statement, acknowledgment, or interview, including, without limitation, to the public or any news organization, magazine, newspaper, radio or television organization, or other representative of the media, regarding the Arbitration, the allegations and claims asserted therein, this settlement, or this Agreement.

(b)  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, each Party may disclose the settlement or the terms of this Agreement: (1) to satisfy disclosure obligations under federal securities laws, but only to the limited extent necessary to do so; (2) to its accountants, auditors, or other similar agents for the limited purpose of rendering advice or services to which the Arbitration or the terms of this Agreement are relevant; (3) to any regulatory, self-regulatory or governmental entity or agency upon request by such agency; (4) to enforce any term of this Agreement; (5) pursuant to other applicable rules, regulations or governing law, provided, in the case of a subpoena issued in any private action, that each Party shall provide written notice to the other Party as soon as practicable so that such other Party may take any action it deems appropriate; or (6) pursuant to the written approval of each other Party. Any proposed public disclosures by Acutus regarding the settlement or its terms are subject to the approval of Biotronik, which shall be provided as soon as possible and in any event within forty-eight (48) hours of receipt of the proposed disclosure, and which shall not be unreasonably withheld.

(c)  No Party shall make or cause to be made any comments or statements, either orally or in writing, that are intended to or could reasonably be construed to defame, demean, or impair the reputation of any other Party in any form or forum.

(d)  The Parties acknowledge and agree that the provisions in Section 8 relating to confidentiality and non-disparagement are material terms to this Agreement and were a material inducement to each Party’s execution of this Agreement. The Parties further agree that any material violation of Section 8 will result in irreparable injury for which money damages will not be an adequate remedy and that, among other remedies, any aggrieved Party shall be entitled to preliminary injunctive or other equitable relief without the necessity of posting a bond.

Section 9.   Legal Fees, Costs and Expenses. Each Party to this Agreement shall be responsible for its respective legal fees, costs, and expenses, including, but not limited to, its share of the fees and costs of the Arbitration and Mediation.

Section 10.   Authority to Execute Agreement. Each Party executing this Agreement warrants and represents that it has the specific authority to enter into and execute this Agreement and bind the Party represented.

Section 11.   Entire Agreement. This Agreement is final and binding and constitutes the entire agreement of the Parties as to the subject matter hereof and supersedes all previous oral or written agreements among the Parties as to the subject matter hereof.

Section 12.   Modifications. No change, alteration or modification of this Agreement may be made except in writing signed by all Parties. The Parties acknowledge and agree (a) that under the Credit Agreement, the consent of the Lenders and the Administrative Agent is required to permit Acutus to enter into, and perform its obligations under, this Agreement and that this Agreement may not be, and shall not be, amended or otherwise modified without the written consent of the Lenders and the Administrative Agent, and (b) that the Lenders and the Administrative Agent are express third party beneficiaries of the foregoing and are relying upon the foregoing and the provisions of Section 2(f) hereof in granting their consent to the entry by Acutus into this Agreement.

Section 13.   Legal Counsel. Each Party acknowledges that it has had this Agreement reviewed by the counsel of its choice and has been fully advised as to the legal effect thereof. The Parties agree that attorneys for each Party have participated in the drafting of this Agreement and that no Party will be deemed the drafter of this Agreement with respect to assumptions in the law. Each Party enters into this Agreement voluntarily, without any coercion or duress, and with a full understanding of the terms of this Agreement.

Section 14.   Copies. This Agreement may be executed in multiple counterparts, each bearing the signature of one or more Parties. Any copy bearing the signature of the Party to be charged may be deemed an original. Facsimile and scanned electronic copies of original signatures shall have the same force and effect as the original signatures.

Section 15.   Governing Law; Disputes Relating to the Agreement.

(a)  Any dispute, controversy or claim arising out of or relating to this Agreement, including with respect to the existence of such Agreement and/or the performance of any Party thereunder (“Dispute”), shall be governed by New York law, without regard to its choice-of-law principles.

(b)  Except for Disputes concerning alleged breaches of Section 8 of this Agreement, the Parties agree to mediate any Dispute before taking any further legal action.

(c)  In the event that the mediation required by Section 15(b) does not result in a resolution of the Dispute within 30 days of the demand for mediation (or an alternative period agreed to in writing by all Parties), the Dispute shall be determined by arbitration administered by the ICDR in accordance with its International Arbitration Rules. The number of arbitrators shall be three; the place of arbitration shall be San Diego, California; and the language of the arbitration shall be English.

(d)  Notwithstanding the foregoing, Disputes concerning alleged breaches of Section 8 of this Agreement may be brought in the state or federal courts located in San Diego, California, and the Parties consent to the nonexclusive jurisdiction of the same and waive any objection based on jurisdiction, venue, or forum non conveniens.

Section 16.   Severability. In the event that any term, provision, or condition contained in this Agreement shall be determined to be void, invalid, unenforceable or against public policy, that term, provision or condition shall be eliminated or stricken, and the remaining terms, provisions or conditions hereof shall not be affected or impaired and shall remain in full force and effect.

Section 17.   Headings. The headings of sections and paragraphs herein are included solely for convenience and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 18.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, and/or legal representatives.

Section 19.   Acknowledgement. Each of the Parties has investigated the facts pertaining to this settlement and this Agreement to the full extent that Party deems necessary. In entering into this Agreement, none of the Parties has relied upon any representations or statements made by any other Party that are not specifically set forth in this Agreement.

BY:	BIOTRONIK SE & CO. KG	BY:	VASCOMED GMBH

By:	/s/ Andreas Hecker	By:	/s/ Derk (Erik) Trip

Name:	Andreas Hecker	Name:	Derk (Erik) Trip

Its:	Managing Director	Its:	GM

Date:	10/15/2024	Date:	10/15/2024

		BY:	ACUTUS MEDICAL, INC.

By:	/s/ Holger Krumel	By:	/s/ Takeo Mukai

Name:	Holger Krumel	Name:	Takeo Mukai

Its:	CFO	Its:	CEO & CFO

Date:	10/15/2024	Date:	10/14/2024

EXHIBIT A